Exhibit 99.1

AVI Media and Investor Contact:

Erin Cox

425.354.5140

ecox@avibio.com

AVI BioPharma Receives NASDAQ Notice of Minimum Bid Price Non-Compliance

BOTHELL, WA, June 1, 2012 – AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based therapeutics, announced today that it received a letter from the listing qualifications department staff of The NASDAQ Stock Market LLC, notifying AVI that for the last 30 consecutive business days the bid price of its common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements set forth in Listing Rule 5450(a)(1). The notice has no effect at this time on the listing of AVI’s common stock, which will continue to trade under the symbol “AVII.”

Pursuant to Listing Rule 5810(c)(3)(A), AVI has 180 calendar days, or until November 27, 2012, to regain compliance with the minimum bid price requirement. If at any time before this date AVI’s common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days, NASDAQ staff will notify AVI that it has regained compliance.

If AVI cannot demonstrate compliance with Rule 5450(a)(1) by November 27, 2012, NASDAQ will provide notice to AVI that its securities may be delisted. At that time, AVI may appeal NASDAQ’s decision to a Listing Qualifications Panel. Alternatively, AVI may submit an application to transfer its securities to The NASDAQ Capital Market. Following submission of the application, AVI may be eligible for an additional 180-day period to regain compliance with the minimum bid price requirement if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the bid price requirement, for The NASDAQ Capital Market.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of novel RNA-based therapeutics for rare and infectious diseases, as well as other select disease targets. Applying pioneering technologies developed and optimized by AVI, the Company is able to target a broad range of diseases and disorders through distinct RNA-based mechanisms of action. Unlike other RNA-based approaches, AVI’s technologies can be used to directly target both messenger RNA (mRNA) and precursor messenger RNA (pre-mRNA) to either down-regulate (inhibit) or up-regulate (promote) the expression of targeted genes or proteins. By leveraging its highly differentiated RNA-based technology platform, AVI has built a pipeline of potentially transformative therapeutic agents, including eteplirsen, which is in clinical development for the treatment of Duchenne muscular dystrophy, and multiple drug candidates that are in clinical development for the treatment of infectious disease. For more information, please visit www.avibio.com.

Forward-Looking Statements and Information

In order to provide AVI’s investors with an understanding of its current results and future prospects, this press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements about AVI’s ability to regain compliance with the listing standards of The NASDAQ Global Market or obtain listing on The NASDAQ Capital Market.

These forward-looking statements involve risks and uncertainties, many of which are beyond AVI’s control. Known risk factors include, among others: AVI may not regain compliance with the listing standards of The NASDAQ Global Market or be able to obtain listing on The NASDAQ Capital Market.

Any of the foregoing risks could materially and adversely affect AVI’s business, results of operations and the trading price of AVI’s common stock. For a detailed description of risks and uncertainties AVI faces, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission. AVI does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

2